Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 30th day of October, 2002, by and between Warren F. Bryant (the “Executive”), Longs Drug Stores Corporation, a Maryland corporation (the “Parent”), and Longs Drug Stores California, Inc., a California corporation (the “Corporation”).

For ease of reference, this Agreement is divided into the following parts, which begin on the pages indicated:

FIRST PART:	TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT, RELOCATION BENEFITS (Sections 1-7, beginning on page 2)

SECOND PART:	COMPENSATION AND BENEFITS IN CASE OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AND OTHER TERMINATIONS (Sections 8-10, beginning on page 6)

THIRD PART:	COMPENSATION AND BENEFITS IN CASE OF A TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OCCURRING WITHIN TWO YEARS AFTER A CHANGE IN CONTROL (Sections 11 and 12, beginning on page 9)

FOURTH PART:

CONFIDENTIAL INFORMATION AND NON-DISCLOSURE, RESTRICTIONS ON ACTIVITIES OF THE EXECUTIVE, REMEDIES, SEVERABILITY, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE (Sections 13-18, beginning on page 13)

FIRST PART:

TERM OF EMPLOYMENT, DUTIES AND SCOPE, COMPENSATION AND BENEFITS DURING EMPLOYMENT, RELOCATION BENEFITS

Section 1.  Term of Employment

(a)                                  Basic Term.  The Corporation agrees to employ the Executive, and the Executive agrees to be employed by the Corporation at its headquarters in Walnut Creek, California, under the terms of this Agreement, from October 30, 2002 until the earlier of (1) the date of the Executive’s death or (2) the date when the Executive’s employment terminates pursuant to Section 1(b), (c) or (d) below (the “Term”).

(b)                                 Early Termination or Resignation.  The Corporation may terminate the Executive’s employment at any time and for any reason by giving the Executive written notice.  The Executive may terminate the Executive’s employment for any reason by giving the Corporation not less than thirty (30) days’ advance written notice.  The foregoing shall be subject to all of the rights and obligations described herein.

(c)                                  Termination for Cause.  The Corporation may terminate the Executive’s employment at any time for Cause.  For all purposes under this Agreement, “Cause” shall mean (1) a willful failure by the Executive to substantially perform the Executive’s duties under this Agreement, other than a failure resulting from the Executive’s complete or partial incapacity due to physical or mental illness, (2) a willful act by the Executive that constitutes gross misconduct, (3) a willful breach by the Executive of a material provision of this Agreement, (4) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation or (5) a material violation of the Parent’s or the Corporation’s code of business conduct, code of ethics or other policies.  No act, or failure to act, by the Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation’s best interest.

(d)                                 Termination for Disability.  The Corporation may terminate the Executive’s employment for Disability by giving the Executive not less than thirty (30) days advance written notice.  For all purposes under this Agreement, “Disability” shall mean that the Executive, at the time the notice is given, has been unable to perform the Executive’s duties under this Agreement for a period of not less than six (6) consecutive months as a result of the Executive’s incapacity due to physical or mental illness.  In the event that the Executive resumes the performance of substantially all of the Executive’s duties under this Agreement before the termination of the Executive’s employment under this Section 1(d) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

Section 2.  Duties and Scope of Employment

(a)                                  Position.  The Parent and the Corporation agree that, during the Term, the Executive shall serve in the positions of President and Chief Executive Officer of the Parent and the Corporation.  Executive shall be given such duties, responsibilities and authorities as are appropriate to his positions and shall report directly to the Board of Directors of the

Parent (the “Board of Directors”).  The Board of Directors shall elect the Executive onto the Board of Directors as soon as reasonably practicable after the date of this Agreement.

(b)                                 Obligations.  During the Term, the Executive shall devote the Executive’s full business efforts and time to the business and affairs of the Parent and the Corporation as needed to carry out his duties and responsibilities, subject to absence for illnesses and subject to the overall supervision of the Board of Directors; it being understood that the Executive shall not be required devote such full efforts and time while he is on vacation but that the Executive shall be reasonably available during his vacation time in a manner consistent with his position, duties and responsibilities.  The foregoing shall not preclude the Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or, with the prior consent of the Audit Committee of the Parent, from serving on up to two boards of directors of other entities, in each case, as long as such activities and service do not interfere or conflict with the Executive’s duties and responsibilities to the Parent, the Corporation and their respective affiliates.

Section 3.  Base Compensation

During the Term, the Corporation agrees to pay the Executive as compensation for services to the Parent, the Corporation and their respective affiliates a base salary at the annual rate of $750,000, subject to annual review (beginning in the year starting in January 2004) by the Compensation Committee of the Board of Directors (the “Compensation Committee”).  Such salary shall be payable in accordance with the standard payroll procedures of the Corporation.  The annual compensation specified in this Section 3, together with any increases in such compensation that the Compensation Committee may grant from time to time, is referred to in this Agreement as the “Base Compensation.”

Section 4.  Annual Incentive Compensation

During the Term, the Corporation shall award the Executive annual incentive compensation (“Incentive Compensation”) having a target amount equal to 80% of the Base Compensation, with an actual annual incentive award of between 0% and 200% of the Base Compensation.  The Executive may recommend performance measures and levels with respect to the Incentive Compensation, but the Incentive Compensation will be determined by the Compensation Committee, in its sole discretion, in accordance with the terms and conditions of the bonus program in which senior executives participate; provided, however, that the Executive shall be paid a bonus of no less than $400,000 in respect of the fiscal year ending in January 2004.  Any compensation paid to the Executive as Incentive Compensation shall be in addition to the Base Compensation.

Section 5.  Long-Term Incentive Compensation

On October 30, 2002, Executive shall be granted an option to purchase 230,000 shares of the Parent’s common stock under the Parent’s 1995 Long-Term Incentive Plan.  The per share exercise price for such options shall equal the fair market value of one (1) share of the Parent’s common stock on the date of grant.  The option shall vest with respect to 25% of the shares on each of the first four anniversaries of the date of grant and shall be subject to such other terms and conditions that are generally applicable to senior executives of the Corporation.  Any subsequent grants of stock options or other equity-based awards to the Executive shall be made in the sole discretion of the Compensation Committee.

On or before January 31, 2003, the Executive and the Compensation Committee shall begin working together to establish equity-based award grant guidelines for the Executive and members of senior management.

Section 6.  Additional Benefits

(a)                                  In General.  During the Term, the Executive shall be eligible to participate in the arrangements described in Schedule A, and in all other employee and executive benefit plans and executive compensation programs maintained by the Parent and the Corporation, including (without limitation) savings or profit-sharing plans, deferred compensation plans, stock option, restricted share, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and the discretion and determinations of any person, committee or entity administering such plan or program made in accordance with the terms and conditions of such plan or program.

(b)                                 Automobile/Automobile Allowance.  During the Term, the Executive shall be provided with an automobile or an automobile allowance pursuant to the Corporation’s policy for senior executives.

(c)                                  Relocation Benefits.  The Corporation shall reimburse the Executive for pre-approved reasonable direct expenses relating to the Executive’s relocation from South Lebanon, Ohio to the San Francisco Bay Area.  Such expenses shall include expenses relating to two (2) house hunting trips to the San Francisco Bay Area for the Executive and his spouse and physical relocation of household goods.  In addition, the Corporation shall reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive for a temporary residence in the San Francisco Bay Area and/or the Cincinnati, Ohio metropolitan area up to an aggregate amount of $25,000 and up to an additional $7,500 per month for two (2) months after the date of this Agreement to the extent that a contract for the sale of the Principal Residence (as defined below) has not been executed by the Executive.  The Corporation shall also reimburse the Executive for the Housing Sale Costs (defined below).  Such expenses shall be reimbursed to the Executive within ten (10) business days after the Executive submits to the Corporation appropriate documentation of expenses to be reimbursed.  In addition, within seven (7) business days after the date of this Agreement, the Corporation shall pay the Executive a one-time relocation allowance of $20,000.  As soon as practicable, the Corporation shall make a payment to the Executive equal to such amount as shall make the Executive whole on an after-tax basis for any income taxes incurred by the Executive in connection with the payments contemplated by this Section 6(c).  To the extent not explicitly set forth in this Section 6(c), the Executive’s rights with respect to this Section 6(c) shall be determined by reference to the Corporation’s relocation policies.  For all purposes under this Agreement, Housing Sale Costs shall mean the (1) ordinary closing costs associated with the sale of the Executive’s principal residence in South Lebanon, Ohio (the “Principal

Residence”), which costs shall include, but not be limited to, real estate fees, commissions, title fees, attorney fees, escrow fees, recording costs, transfer fees, appraisal fees, taxes and points, etc., (2) pre-approved reasonable expenses incurred by the Executive following the date of this Agreement but prior to March 15, 2003 for the maintenance of Principal Residence prior to its sale and (3) pre-approved reasonable expenses incurred by the Executive for the staging of the Principal Residence in connection with its sale.  The Executive shall use his reasonable best efforts to consummate the sale of the Principal Residence immediately following the date of this Agreement, but the Executive may, in his reasonable discretion, postpone his efforts to sell the Principal Residence after November 15, 2002 through March 15, 2003.

(d)                                 Employment Bonus.  Within seven (7) business days after execution of this Agreement, the Corporation shall pay the Executive a one-time bonus in the amount of $300,000 (the “Employment Bonus”).  If the Executive terminates his employment pursuant to Section 1(b) other than for Good Reason or without giving notice as required in 1(b), or if the Executive’s employment hereunder is terminated for Cause, in each case, within six (6) or twelve (12) months after the date hereof, the Executive shall repay to the Corporation the following amounts of the Employment Bonus:

(1)                                  In the case of employment termination within six (6) months after the date hereof, $300,000.

(2)                                  In the case of employment termination following the period set forth in 6(d)(1) but within twelve (12) months after the date hereof, $150,000.

Such repayment shall be required to be made for the full amount set forth above and shall not be reduced for any taxes paid by the Executive with respect to the Employment Bonus.

(e)                                  Former Employer Relocation Obligation.  Subject to Section 1 of Schedule A, within seven (7) business days after execution of this Agreement, the Corporation shall pay the Executive a one-time payment in the amount of $50,000.  Such payment is intended to defray the Executive’s obligation to repay to his former employer relocation benefits afforded to the Executive by his former employer.

Section 7.  Business Expenses and Travel

During the Term, the Executive shall be authorized to incur and shall be reimbursed for all necessary and reasonable travel, entertainment and other business expenses incurred in connection with the Executive’s duties hereunder, and the Corporation shall reimburse the Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, in each case, in accordance with the Corporation’s policies with respect to travel, entertainment and other business expenses.

SECOND PART:

COMPENSATION AND BENEFITS IN CASE OF TERMINATION WITHOUT CAUSE OR FOR GOOD REASON AND OTHER TERMINATIONS

Section 8.  Terminations

This Second Part of the Agreement, consisting of Sections 8 through 10, describes the benefits and compensation, if any, payable in case of a termination of the Executive’s employment hereunder that does not entitle the Executive to benefits or compensation under the Third Part of this Agreement.  In the event of a termination of employment that entitles the Executive to compensation or benefits under the Third Part of this Agreement, no compensation or benefits shall be payable under this Second Part.

Section 9.  Termination Without Cause; Termination for Good Reason

In the event that, during the Term, the Executive’s employment terminates as a result of a Qualifying Termination, as defined in Section 9(a), then, after executing the release of claims described in Section 9(f) and subject to compliance by the Executive with his obligations set forth in Sections 13, 14 and 18(k), the Executive shall be entitled to receive the payments and benefits described in Sections 9(b), (c), (d) and (e).

(a)                                  Qualifying Termination.  A Qualifying Termination occurs if:

(1)                                  The Corporation terminates the Executive’s employment for any reason other than Cause or Disability; or

(2)                                  The Executive resigns for Good Reason, which means (i) any reduction in the Executive’s Base Compensation prior to January 1, 2004, (ii) a greater than 15% reduction in Base Compensation, Incentive Compensation target amount or other benefits, in each case, except if a reduction is made with respect to similarly situated senior executives or if the reduction is part of a reduction that is generally applicable to participants or a group of participants under a benefit plan, (iii) a material reduction in position or responsibilities including, but not limited to, his no longer being the Chief Executive Officer of the Parent (or the ultimate parent entity (the “Ultimate Parent”), if any, in the event of a reorganization or transaction that results in the Parent ceasing to be the ultimate parent entity) or his no longer reporting to the Board of Directors (or the board of directors of the Ultimate Parent, if any), (iv) a requirement to relocate, except for office relocations that would not increase the Executive’s one-way commute distance by more than fifty (50) miles or (v) failure by the Parent to nominate and endorse the Executive for reelection to the Board of Directors during his employment hereunder.

For avoidance of doubt, termination of the Executive’s employment by reason of death shall not constitute a Qualifying Termination.

(b)                                 Severance Payments and Benefits.  The Corporation shall pay to the Executive (or, in the event of his death, to his designated beneficiary or, if none, his estate; his “Severance

Beneficiary”) following the date of the employment termination and ratably spread over the succeeding eighteen (18) months, in accordance with standard payroll procedures, an aggregate amount equal to the following:

(1)                                  1.5 times the highest Base Compensation paid or payable to the Executive during the Term; and

(2)                                  1.5 times the greater of (i) if the termination occurs before the bonus has been paid for the fiscal year ending in January 2004, the amount set forth in section 4; (ii) the highest Incentive Compensation paid to the Executive during the Term; or (iii) the Executive’s Incentive Compensation target amount based on the Base Compensation as in effect on the date of employment termination.

(c)                                  Equity Vesting.  Notwithstanding anything to the contrary in the applicable plan, Executive shall continue to vest, for a period of eighteen (18) months following employment termination, in all outstanding Parent stock options and other equity based awards held by the Executive on the date of employment termination.

(d)                                 Health Plan Coverage.  Subject to Section 9(h), the coverage described in this Section 9(d) shall be provided for a “Continuation Period” beginning on the date of employment termination and ending on the earlier of (1) the 18-month anniversary of the date of employment termination or (2) the date of the Executive’s death.  During the Continuation Period, the Executive (and, where applicable, the Executive’s dependents) shall be entitled to continue participation in the Corporation’s health care plan(s) in which the Executive participated immediately prior to employment termination as if the Executive were still an executive of the Corporation.  The coverage provided under this Section 9(d) shall not be offset against any continuation coverage under Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended and Section 4980B of the Internal Revenue Code of 1986, as amended.  To the extent that the Corporation finds it undesirable to cover the Executive under the health plan(s) of the Corporation, the Corporation shall provide the Executive (at its own expense) with the same level of coverage under individual policies.

(e)                                  Pro-Rated Bonus and Accrued Benefits.  At such time as awards are paid by the Corporation to other employees, the Executive or his Severance Beneficiary shall be paid a pro-rated Incentive Compensation award at the target amount in respect of the performance period in which the employment termination occurs based on the percentage of the performance period that has elapsed as of the date of employment termination.  Executive shall also be entitled to the Accrued Benefits (as defined in Section 10)

(f)                                    Release of Claims.  As a condition to the receipt of the payments and benefits described in this Section 9, the Executive shall execute a covenant not to sue and release of all claims arising out of the Executive’s employment or the termination thereof including, but not limited to, any claim of discrimination under state or federal law in a form that is satisfactory to the Corporation; provided that such release shall not impose restrictions or requirements on the activities of the Executive beyond those described herein.

(g)                                 Conditions to Receipt of Payments and Benefits.  The obligation to provide to the Executive the payments and benefits described in this Section 9 shall cease, and, notwithstanding anything to the contrary in the applicable plan(s) (or agreement(s) thereunder), all unexercised stock options and any unvested equity-based awards shall terminate in the event of, and at such time as, any breach (other than an insubstantial breach) of any of the provisions of Sections 13, 14 or 18(k).

(h)                                 No Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 9, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source; provided that if the Executive becomes employed by another employer following termination of his employment hereunder and such employer provides the Executive and his dependants with comparable health plan coverage, the Executive shall no longer be entitled to the benefits described in Section 9(d).

Section 10.  Other Terminations Under This Part

If termination of employment hereunder occurs and neither Section 9 or the Third Part of this Agreement apply to such termination, then the Executive shall be entitled only to the Accrued Benefits.  For purposes of this Section 10 and Sections 9 and 12, “Accrued Benefits” shall mean, subject to any applicable plan terms (including, without limitation, any vesting requirements) and Section 6(d), the compensation, benefits and reimbursements described in Sections 3, 4, 5, 6 and 7 of this Agreement for the period preceding the date of the termination including any Disability or death benefits to which Executive (or his estate or beneficiary(s)) may be entitled as a result of termination of his employment on account of Disability or death.  This Section 10 applies, without limitation, to any termination of employment initiated by the Executive (except an Executive-initiated termination that is a Qualifying Termination or Qualifying CIC Termination), termination of employment caused by the Executive’s death, and to a termination of the Executive for Cause or Disability.

THIRD PART:

COMPENSATION AND BENEFITS IN CASE OF A TERMINATION WITHOUT CAUSE OR FOR GOOD REASON OCCURRING WITHIN TWO YEARS AFTER A CHANGE IN CONTROL

Section 11.  Terminations Following a Change in Control

This Third Part of the Agreement, consisting of Sections 11 and 12, describes the benefits and compensation, if any, payable in the case of certain terminations of employment hereunder in connection with a Change in Control (as defined in Section 12).  The Second Part of this Agreement, consisting of Sections 8 through 10, describes benefits and compensation, if any, payable in case of a termination of employment hereunder to which this Third Part does not apply.  If benefits and compensation are payable under this Third Part, then no benefits and compensation are payable under the Second Part.

Section 12.  Termination Without Cause; Termination for Good Reason Within Two Years Following a Change in Control

In the event that the Executive’s employment terminates as a result of a Qualifying CIC Termination (as defined below), the Executive shall be entitled to receive the payments and benefits described in Sections 12(a), (b), (c), (d) and (e).  For all purposes under this Agreement, “Qualifying CIC Termination” shall mean termination of the Executive’s employment hereunder (i) by the Corporation for any reason other than Cause or Disability within two (2) years after a Change in Control, (ii) by the Executive’s resignation for Good Reason within one hundred seventy nine (179) days after a Change in Control or (iii) by the Executive’s resignation for any reason on or after the date that is one hundred eighty (180) days after a Change in Control but within two (2) years after such Change in Control.  For avoidance of doubt, termination of the Executive’s employment by reason of death shall not constitute a Qualifying CIC Termination.

(a)                                  Within fifteen (15) days after a Qualifying CIC Termination, the Corporation shall pay to the Executive or his Severance Beneficiary the Accrued Benefits.

(b)                                 Within thirty (30) days after a Qualifying CIC Termination, the Executive or his Severance Beneficiary shall be paid a pro-rated Incentive Compensation award at the target amount in respect of the performance period in which the employment termination occurs based on the percentage of the performance period that has elapsed as of the date of employment termination.

(c)                                  Within thirty (30) days after a Qualifying CIC Termination, the Corporation shall pay to the Executive an amount equal to three (3) times the sum of:

(1) the highest Base Compensation paid or payable to the Executive during the Term; and

(2) the greater of: (i) if the termination occurs before the bonus has been paid for the fiscal year ending in January 2004, the amount set forth in section 4; (ii) the highest Incentive Compensation paid to the Executive during the Term; or (iii) the Executive’s

Incentive Compensation target amount based on the Base Compensation as in effect on the date of employment termination.

(d)                                 Subject to Section 12(f), the coverage described in this Section 12(d) shall be provided for a period beginning on the date of employment termination and ending on the earlier of (1) the 36-month anniversary of the date of employment termination or (2) the date of the Executive’s death.  During such period, the Executive (and, where applicable, the Executive’s dependents) shall be entitled to continue participation in the Corporation’s health care plan(s) in which the Executive participated immediately prior to employment termination as if the Executive were still an executive of the Corporation.  The coverage provided under this Section 12(d) shall run concurrently with and shall be offset against any continuation coverage under Part 6 of Title I of the Executive Retirement Income Security Act of 1974, as amended and Section 4980B of the Internal Revenue Code of 1986, as amended.  To the extent that the Corporation finds it undesirable to cover the Executive under the health plan(s) of the Corporation, the Corporation shall provide the Executive (at its own expense) with the same level of coverage under individual policies.

(e)                                  The Executive shall be entitled to full Excise Tax Restoration Payments such that in the event that it is determined that any payment of any type to or for the benefit of the Executive made by the Parent, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the assets of the Parent (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable pursuant to the terms of this Agreement or otherwise, including the accelerated vesting of stock options or other equity-based awards (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (an “Excise Tax Restoration Payment”) in an amount that shall fund the payment by the Executive of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration or any Excise Tax.

(f)                                    The Executive shall not be required to mitigate the amount of any payment or benefit contemplated by this Section 12, nor shall any such payment or benefit be reduced by any earnings or benefits that the Executive may receive from any other source; provided that if the Executive becomes employed by another employer following termination of his employment hereunder and such employer provides the Executive and his dependants with comparable health plan coverage, the Executive shall no longer be entitled to the benefits described in Section 12(d).

(g)                 “Change in Control” means the occurrence of any of the following events on or after the effective date of this Agreement:

The consummation of a merger or consolidation of the Parent or the Corporation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not part of the same controlled group of the Parent immediately prior to such merger, consolidation or other reorganization, and who directly or indirectly in the aggregate owned less than 25% of the Parent’s or the Corporation’s, as the case may be, combined voting power represented by the Parent’s or the Corporation’s, as the case may be, outstanding securities immediately prior to such merger, consolidation or other reorganization;

                                                The sale, transfer or other disposition of all or substantially all of the Parent’s or the Corporation’s assets;

A change in the composition of the Board of Directors over a period of twenty-four (24) consecutive months or less such that a majority of the members of the Board of Directors (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of directors, to be comprised of individuals who either (i) have been directors continuously since the beginning of such period or (ii) have been elected or nominated for election as directors during such period by at least a majority of the directors described in clause (i) who were still in office at the time such election or nomination was approved by the Board of Directors;

The stockholders of the Corporation approve the dissolution or liquidation of the Corporation or the commencement by or against the Corporation of any case under the federal bankruptcy laws or any other proceeding under any other laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief or there is an involuntary dissolution of the Corporation; or

Any transaction as a result of which any person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent or the Corporation representing at least 50% of the total voting power represented by the Parent’s or the Corporation’s, as the case may be, then outstanding voting securities.  For purposes of this Paragraph (v), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(A)          A trustee or other fiduciary holding securities under an employee benefit plan of the Parent or a subsidiary of the Parent;

(B)           A corporation owned directly or indirectly by the stockholders of the Parent in substantially the same proportions as their ownership of the common stock of the Parent;

                                (C)           The Parent; and

                                (D)          The Corporation.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Parent’s or the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Parent’s or the Corporation’s securities immediately before such transaction.

The definition of Change in Control in this Section 12(g) shall be substituted for the definition of “Uninvited Change in Corporate Control” in the Parent’s 1995 Long-Term Incentive Plan for purposes of Executive’s stock options granted hereunder.  In addition, notwithstanding anything to the contrary in the Parent’s 1995 Long-Term Incentive Plan, none of the Executive’s stock options granted hereunder shall be divested for purposes of the excise tax referred to in Section 12(e).

FOURTH PART:

CONFIDENTIAL INFORMATION AND NON-DISCLOSURE, RESTRICTIONS ON ACTIVITIES OF THE EXECUTIVE, REMEDIES, SEVERABILITY, SUCCESSORS, MISCELLANEOUS PROVISIONS, SIGNATURE PAGE

Section 13.  Confidential Information and Non-Disclosure

(a)                                  Unless required or otherwise permitted by law or as may be necessary in the ordinary course of performing Executive’s duties under this Agreement, the Executive shall keep confidential and shall not disclose to others, including present or former employees of the Parent, the Corporation and their respective affiliates, any information described below during and after the Term:

(1)                                  “Confidential Information”.  As used in this Agreement, “Confidential Information” includes, but is not limited to the following with respect to the Parent, the Corporation and their respective affiliates:  (a) weekly sales and wage data, (b) profitability data, (c) financial planning and forecasting data, (d) sales reports, including pharmacy prescription and sales volume, (e) individual store and collective gross profit information, (f) expense data, (g) return-on-investment data, (h) return-on-asset data, (i) bonus plans and reports, (j) warehouse distribution costs, (k) information and related data regarding any project or program, (l) cost-benefit analysis regarding pharmacy distribution, (m) store and pharmacy inventory data, (n) pharmacy purchase data, (o) information regarding pharmacy automated dispensing system(s) and robotic technology, (p) corporate strategic planning information, (q) pharmacy prescription processing system, (r) computer programs and know how, (s) business and marketing plans and strategies, and (t) unpublished financial statements, budgets, projections, prices, costs and customer lists whether developed before or after the date of this Agreement;

(2)                                  “Trade secrets” of the Parent, the Corporation and their respective affiliates, as defined under the Uniform Trade Secrets Act, California Civil Code section 3426.1;

(3)                                  Any information that affords the Parent, the Corporation or their respective affiliates a competitive advantage in the retail industry;

(4)                                  Proprietary information of the Parent, the Corporation and their respective affiliates including but not limited to, supplier lists, product marketing or any other information obtained by the Executive during his employment with the Parent, the Corporation or their respective affiliates; and

(5)                                  Information with respect to acquisitions and mergers or sales or other dispositions of businesses or material assets by, of or with the Parent, the Corporation or their respective affiliates.

(b)                                 The provisions of this Section 13 shall not apply to (i) information which is generally known within the industry or in the public domain prior to the date of this Agreement, (ii)

information which, not as a result of the disclosure by the Executive, becomes part of the public domain, (iii) information which is available as a matter of public record and (iv) information which is hereafter lawfully disclosed to the Executive by a third party (other than any employees or agents of the Parent, the Corporation or their respective affiliates).

(c)                                  The non-disclosure obligations of this Section 13 shall not apply to disclosures made by the Executive in response to any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process (“legally compelled disclosure”) provided that the Executive complies with the conditions of this Section 13(c).  In the event that the Executive is requested or becomes subject to make a legally compelled disclosure of any of the Confidential Information, the Executive shall first provide the Parent or the Corporation with prompt prior written notice of such requirement so that the Parent or the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 13, unless the Executive is prohibited by law from giving such notice.

(d)                                 On or before the date of employment termination, the Executive shall turn over to the Parent, the Corporation and their respective affiliates all Parent, Corporation and affiliate confidential files, records, and other documents.  In addition, the Executive shall return all property in his possession owned by the Parent, the Corporation and their respective affiliates.

Section 14.  Restrictions on Activities of the Executive

(a)                                  Non-Solicitation.  The Executive shall not, while employed hereunder and for a period of 18 months thereafter:

(1)                                  directly or indirectly request, induce or attempt to influence any past, current or future customer of the Parent, the Corporation or their respective affiliates, or any current or future supplier of goods or services to Parent, the Corporation or their respective affiliates, to avoid, curtail or cancel any business it transacts with the Parent, the Corporation or their respective affiliates; and

(2)                                  directly or indirectly request, induce or attempt to influence any current or future employee of, or independent contractor or consultant to, the Parent, the Corporation or their respective affiliates to terminate his or her employment with or services to the Parent, the Corporation or their respective affiliates, or induce, entice, hire or attempt to employ or retain the services of any such employee, independent contractor or consultant other than on behalf of the Parent, the Corporation or their respective affiliates; provided, however, that, with respect to independent contractors and consultants, this Section 14(a)(2) shall only apply to independent contractors and consultants who derive 25% or more of their revenue from the Parent, the Corporation and their respective affiliates.

(b)                                 Non-Disparagement.  The Executive shall not, while employed hereunder and thereafter, make any unfavorable or disparaging remarks about the Parent, the Corporation and their respective affiliates to third parties, including, without limitation, to any employee, consultant, independent contractor, customer, supplier or vendor of the Parent, the Corporation and their respective affiliates.

Section 15.  Remedies

It is specifically understood and agreed that any breach of the provisions of Section 13 or 14 of this Agreement is likely to result in irreparable injury to the Parent, the Corporation and/or their respective affiliates and that the remedy at law alone shall be an inadequate remedy for such breach, and that in addition to any other remedy the Parent or the Corporation may have, the Parent and the Corporation shall be entitled to enforce the specific performance of this Agreement by the Executive and to obtain both temporary and permanent injunctive relief without the necessity of proving actual damages.

Section 16.  Severable Provisions

The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereby agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 17.  Successors

(a)                                  Corporation’s Successors.  This Agreement shall inure to the benefit of and be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Parent’s or the Corporation’s business and/or assets.

(b)                                 Executive’s Successors.  The rights of the Executive hereunder to payments and benefits shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Section 18.  Miscellaneous Provisions

(a)                                  Waiver.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Corporation (other than the Executive) and the Parent.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)                                 Whole Agreement.  This instrument contains the entire agreement of the parties with respect to the subject matter hereof and it replaces and supercedes any agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement that have been made or entered into by either party with respect to the subject matter hereof.

(c)                                  Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid.  In the case of the Executive, mailed notices shall be addressed to the Executive at the home address that the Executive most recently communicated to the Corporation in writing.  In the case of the Parent and the Corporation, mailed notices shall be addressed to their respective corporate headquarters, and all notices shall be directed to the attention of the General Counsel.

(d)                                 Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, irrespective of California’s choice-of-law principles.

(e)                                  Arbitration and Equitable Relief.  Any dispute, controversy or claim between the parties arising out of or relating to this Agreement (whether based in contract or tort, in law or equity), or any breach or asserted breach thereof, shall be determined and settled exclusively by private and confidential arbitration in Walnut Creek, California, in accordance with the rules for dispute resolution of JAMS/ENDISPUTE.  Judgment on the award may be entered in any court of competent jurisdiction.  Notwithstanding this Section 18(e), the parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or provisional relief as may be necessary, without breach of this Agreement and without abridgment of the powers of the arbitrator.  The parties hereby submit themselves to the Superior Court of California in and for the County of Contra Costa for the purpose of enforcing this Agreement.

(f)                                    No Assignment of Benefits.  The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 18(f) shall be void.

(g)                                 Employment At Will; Limitation of Remedies.  The Parent, the Corporation and the Executive acknowledge that the Executive’s employment is at will, as defined under applicable law.  If the Executive’s employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

(h)                                 Employment Taxes.  All payments made pursuant to this Agreement shall be subject to withholding of applicable taxes.

(i)                                     Benefit Coverage Non-Additive.  In the event that the Executive is entitled to health plan coverage under more than one provision hereunder, only one provision shall apply, and neither the periods of coverage nor the amounts of benefits shall be additive.

(j)                                     Discharge of Responsibility. The payments under this Agreement, when made in accordance with the terms of this Agreement, shall fully discharge all responsibilities of the Parent, the Corporation and their respective affiliates to the Executive that existed at the time of termination of the Executive’s employment.

(k)                                  Cooperation.  Following termination of the Executive’s employment hereunder, the Executive shall reasonably cooperate with, assist and provide information to the Parent, the Corporation and their respective affiliates concerning any matters about which he has knowledge because of his prior employment with the Parent, the Corporation or their respective affiliates or his prior involvement as an officer or director of the Parent and/or any of its affiliates.  This agreement by Executive to cooperate with, assist and/or provide information to the Parent, the Corporation and their respective affiliates includes, if necessary, assistance by Executive in any litigation matters.  Such assistance and cooperation will be scheduled at times and locations personally convenient for Executive and not inconsistent with the responsibilities he may have with subsequent employment or rendering of services, except where such scheduling is unreasonable or impracticable (giving the needs of both parties equal weight) under all of the circumstances.  The Parent, the Corporation or their respective affiliates shall pay, or reimburse Executive, for reasonable, out-of-pocket costs incurred by Executive in providing such assistance (e.g., reasonable travel costs and reasonable legal fees).  In the event that the Executive shall be required to provide services pursuant to this Section 18(k) in excess of twenty (20) hours in any month, the Executive shall be compensated at a rate of $1,000 per day; provided, however, that the Executive shall not be compensated for any service that he is otherwise required to perform pursuant to applicable law.

(l)                                     Indemnification.  To the fullest extent permitted by applicable law, the Articles of Incorporation and the by-laws of the Parent and the Corporation (as in effect from time to time), the Parent and the Corporation shall indemnify and hold harmless the Executive for any acts or decisions made by him in good faith while performing services for the Parent, the Corporation and their respective affiliates, whether in the capacity of officer, employee or director.  The Parent and the Corporation shall use their reasonable best efforts to include the Executive under any director and officer liability insurance policies now in force covering the officers or directors of the Parent and the Corporation.  The Corporation’s obligation hereunder shall survive the Executive’s termination.

(m)                               Legal Fees.  The Corporation agrees that the cost of any legal fees, up to $20,000, incurred by the Executive in connection with entering into this Agreement shall be borne by the Corporation, subject to submission by the Executive to the Corporation of appropriate documentation for such fees.  The prevailing party in any dispute or controversy with respect to this Agreement shall be entitled to recover, in addition to any other available remedies specified in this Agreement, all litigation expenses and costs, including any arbitrator, administrative or filing fees and reasonable attorneys’ fees.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Parent and the Corporation by a duly authorized officer, as of the day and year first above written.  The Executive has consulted (or has had the opportunity to consult) with his own counsel (who is other than the Parent’s or the Corporation’s counsel) prior to execution of this Agreement.

WARREN F. BRYANT

/s/ Warren F. Bryant

LONGS DRUG STORES CORPORATION

By	/s/ Harold R. Somerset

Its	Vice Chairman

LONGS DRUG STORES CALIFORNIA, INC.

By	/s/ Harold R. Somerset

Its	Vice Chairman

SCHEDULE A

1.                                       Nonqualified Retirement Benefit.  If the Executive is employed by the Corporation until November 1, 2007, or his employment is terminated sooner (a) by the Corporation for Disability or by the Corporation other than for Cause, (b) by the Executive for Good Reason, or by the Executive for any reason between six (6) and twenty-four (24) months after a Change in Control, or (c) due to the Executive’s death, the Corporation shall commence to pay either (1) to the Executive, within thirty (30) days after the later of Executive’s attainment of age 62 or termination of employment, or (2) if Executive’s termination of employment is due to Executive’s death, to the Executive’s spouse, within thirty (30) days after the later of Executive’s death or such time as Executive would have attained age 62, an annuity that is actuarially equivalent to the Projected Value (as defined below) as of the date the annuity commences (the “Annuity”); provided, however, that, in the case of termination of the Executive’s employment for any reason between six (6) and twenty-four (24) months after a Change in Control, the Annuity shall not be paid to the Executive and, instead, the Executive shall be paid a lump sum as soon as reasonably practicable following such termination equal to the Projected Value at such payment date.  The form of Annuity shall be of a type that is reasonably commercially available and selected by the Executive or his spouse (as the case may be) and actuarial equivalence shall be determined using the interest rate and mortality assumptions in effect for the Kroger Consolidated Retirement Benefit Plan (or any successor plan thereto) (the “Kroger Plan”) for calculating lump sum distributions on the date of commencement of payment of the Annuity.  If the Kroger Plan does not contain such assumptions on such date, then the Annuity shall be determined using the interest rate and mortality assumptions described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) as in effect at such time using the same “lookback period” in the then latest version of the Kroger Plan.  For this purpose, the Executive’s spouse (if any) shall be his spouse as of the date of this Agreement.

For purposes of this Section 1, (I) “Projected Value” shall be equal to the lesser of (i) $850,000 as of the date of this Agreement and (ii) the Pension Make-Up Amount (as defined below) as of the date of this Agreement, increased  monthly by interest on a compounded basis on the last day of each calendar month to the date the Annuity commences (or, in the case of termination of Executive’s employment for any reason between six (6) and twenty-four (24) months after a Change in Control, the payment date of the lump sum described in the preceding paragraph).  Such monthly interest shall be equal to one-twelfth of the interest rate described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) as in effect at such time using the same “lookback period” in the then latest version of the Kroger Plan; and (II) “Pension Make-Up Amount” shall mean the difference between (i) the actuarially equivalent lump sum value as of the date of this Agreement of the annual benefit that would have been payable to the Executive as a single life annuity commencing at age 65 under the Kroger Plan using the Executive’s benefit accrual service that is actually recognized under the Kroger Plan as of the date of this Agreement, but assuming that the Executive’s earnings utilized in determining this benefit under the Kroger Plan had increased by 2% per annum until age 65 and (ii) the actuarially equivalent lump sum value as of the date of this Agreement of the Executive’s actual accrued annual benefit payable as a single life annuity commencing at age 65 under the Kroger Plan.  The Pension Make-Up Amount shall be calculated using the interest rate and mortality assumptions in effect for the Kroger Plan on the date of this Agreement.  If the Kroger Plan does not contain such assumptions on such date, then such lump sum amount shall be determined using the interest rate and mortality assumptions described in Section 417(e)(3) of the Internal Revenue Code of 1986, as amended (or any successor provision thereto) as in effect at such time using the same “lookback period” in the then latest version of the Kroger Plan.

To the extent, but only to the extent, that the Pension Make-Up Amount shall be less than $850,000, the amount of the payment described in Section 6(e) shall be increased, dollar for dollar, but by no more than $56,875.

2.                                       Life Insurance.  During his employment hereunder, the Executive shall be entitled to term life insurance coverage providing for a $2,000,000 death benefit.

3.                                       Disability Insurance.  During his employment hereunder, the Executive shall be entitled to disability insurance coverage providing for a yearly benefit of at least $690,000.

4.                                       Vacation Package.  During his employment hereunder, the Executive shall be entitled to four weeks paid vacation per year in accordance with such other terms and conditions that are generally applicable to senior executives of the Corporation.

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